Dreyfus Investment Funds (formerly, Mellon Institutional Funds Investment Trust)

Dreyfus/Standish Fixed Income Fund (formerly, Standish Mellon Fixed Income Fund)

Dreyfus/Standish Global Fixed Income Fund (formerly, Standish Mellon Global Fixed Income Fund)

Dreyfus/Standish International Fixed Income Fund (formerly, Standish Mellon International Fixed Income Fund)

Sub-Item 77Q(e)

     Since the last N-SAR filing of the above-referenced series (the “Funds”) of Dreyfus Investment Funds (formerly, Mellon Institutional Funds Investment Trust)(the “Trust”) for the period ended June 30, 2008, the Trust entered into new investment advisory agreements between the Trust and The Dreyfus Corporation, relating to each Fund, effective December 1, 2008 (the “Agreements”).

     Subsequently, the Agreements were amended on February 9, 2009 to change the re-approval dates of each Agreement (the “Amended Agreements”). Each Amended Agreement is incorporated by reference to Exhibit (D)(9) for Dreyfus/Standish International Fixed Income Fund, Exhibit (D)(31) for Dreyfus/Standish Fixed Income Fund and Exhibit (D)(38) for Dreyfus/Standish Global Fixed Income Fund of Post-Effective Amendment No. 135 to the Registrant’s Registration Statement on Form N-1A, filed on February 24, 2009, along with amended investment advisory agreements relating to other series of the Trust.